Exhibit 99.1
February 9, 2009
To the Board of Directors of Premier Exhibitions, Inc.:
     It is with much regret that I tender my resignation as a Director of Premier Exhibitions, Inc., effective immediately. This has been a difficult decision for me to make. As most of you know, I have spent 18 years of my life building a company we could be proud of. We have established more than 25 museum quality touring exhibitions that continue to travel the world, and as of today have attracted more than 33,000,000 visitors.
     Unfortunately the majority of this new Board no longer values my leadership and knowledge, which played a key role in making our company successful. I do not have any confidence in the majority of this new Board to act in the best interest of the company and its shareholders, as demonstrated by a number of its recent decisions. Because I no longer have a voice in the direction of our company, and because I do not believe the new Board has the company headed in the right direction, I am resigning my position as a Director. I will continue to hope that the company, its shareholders, and this Board find future success.

Sincerely,
/s/ Arnie Geller
Arnie Geller